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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             REGENCY EQUITIES CORP.

                                       AND

                            REGENCY ACQUISITION CORP.

            AGREEMENT AND PLAN OF MERGER ("Agreement") made by and between Regency Equities Corp. ("Regency"), a Delaware corporation, and Regency Acquisition Corp. ("Acquisition"), a Delaware corporation, which corporations are sometimes referred to herein individually as a "Constituent Corporation" and collectively as "Constituent Corporations."

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of the Constituent Corporations and its stockholders that Acquisition be merged with and into Regency (hereinafter, in such capacity, sometimes referred to as the "Surviving Corporation") as permitted by the Delaware General Corporation Law under and pursuant to the terms hereinafter set forth (the "Merger");

            NOW THEREFORE, the parties hereto have agreed as follows:

                                   ARTICLE I

                                 PLAN OF MERGER

            1.01. Plan Adopted. A plan of merger of each of the Constituent Corporations pursuant to the provisions of Section 251 of the Delaware General Corporation Law is adopted as follows:


            (a) The Merger. Upon the Effective Date, as hereinafter defined, Acquisition shall be merged with and into Regency.


            (b) Surviving Corporation. The surviving corporation in the Merger shall be Regency.
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            (c) Effects of the Merger. Upon the Effective Date, the separate existence of Acquisition shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Acquisition and shall be subject to all the debts and liabilities of Acquisition as provided in Section 259 of the Delaware General Corporation Law.

            (d) Conversion of Acquisition Common Stock. Upon the Effective Date, each share of common stock of Acquisition, par value $.01 per share ("Acquisition Common Stock"), issued and outstanding immediately prior to the Effective Date, shall be automatically converted by virtue of the Merger and without any action on the part of the holder thereof into one share of common stock, par value $.01 per share, of Regency ("Regency Common Stock").

            (e) Conversion of Regency Common Stock. Upon the Effective Date, each share of Regency Common Stock issued and outstanding immediately prior to the Effective Date, other than shares of Regency Common Stock held by First Lincoln Holdings, Inc. and Evergreen Acceptance Corporation or any successor thereto by merger or otherwise (including, without limitation, Evergreen Acceptance LLC, hereinafter "Evergreen"), shall be converted into the right to receive $0.017 cash (the "Merger Consideration"). Shares of Regency Common Stock held by First Lincoln Holdings, Inc. and Evergreen immediately prior to the Effective Date shall be canceled in the Merger and cease to exist as a result thereof and shall not be converted into or entitled to receive the Merger Consideration or any other consideration.

            (f) Appraisal. Notwithstanding anything in this Agreement to the contrary, each share of Regency Common Stock issued and outstanding immediately prior to the Effective Date and held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the Delaware General Corporation Law concerning the right of holders of Regency Common Stock to require appraisal of their shares ("Dissenting Shares") shall not be converted as described in this Section 1.01 but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Date, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her


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right of appraisal, in any case pursuant to the Delaware General Corporation
Law, the Shares of such Dissenting Stockholder shall be deemed to be converted as of the Effective Date into the right to receive the Merger Consideration.

            (g) Withholding Tax. The right of any stockholder to receive a distribution of the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.


      1.02. Exchange of Certificates.


            (a) Paying Agent. Prior to the Effective Date, Acquisition shall (with the approval of Regency, which approval shall not be unreasonably withheld) designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"). If no such designation is made, Regency or such agent as it selects shall act as Paying Agent. Acquisition shall deposit or cause the Surviving Corporation to deposit with the Paying Agent in separate trust for holders of the Certificates (as hereinafter defined) immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares converted pursuant to Section 1.01 hereof (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Acquisition).

            (b) Exchange Procedure. Promptly after the Effective Date, Acquisition shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Date represented shares of Regency Common Stock (the "Certificates"), other than holders of Certificates whose shares were canceled in accordance with Section 1.01 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have other such provisions as Acquisition may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquisition, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be



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entitled to receive in exchange therefor, and the Paying Agent shall pay the
Merger Consideration for each share of Regency Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Regency, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 1.02, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.01 hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            (c) Stock Transfer Books. At the close of business on the day of the Effective Date, the stock transfer books of Regency shall be closed with respect to shares of Regency Common Stock that were outstanding prior thereto and, thereafter, there shall be no further registration on the records of Regency of transfers of shares of Regency Common Stock that were outstanding prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

            (d) No Liability. Neither Regency nor Acquisition shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


      1.03. Effective Date. The effective time and date of the merger, herein referred to as the "Effective Date," shall be the time at which an appropriate Certificate of Merger relating


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to the Merger is filed in the office of the Secretary of State of the State of
Delaware in accordance with the provisions of Section 251 of the Delaware General Corporation Law, or such later time as is agreed to by Regency and Acquisition and stated in such Certificate of Merger.

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS

      2.01. Amendment of Certificate in Merger. Subject to the proviso in this
Section 2.01, the Certificate of Incorporation and Bylaws of Regency shall be unaffected by the Merger, and, upon the Effective Date, shall continue in effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law; provided, however, that upon the Effective Date, the first paragraph of Article IV of the Certificate of Incorporation of Regency shall be amended to read in its entirety as follows:

                  The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be two thousand (2,000): the total number of shares of Common Stock shall be one thousand (1,000) and the par value of each share of Common Stock shall be $.01; and the total number of shares of Preferred Stock shall be one thousand (1,000) and the par value of each share of Preferred Stock shall be $.01.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS

            3.01. Directors. Upon the Effective Date, the directors of Regency then in office shall be the directors of the Surviving Corporation.


            3.02. Officers. All persons who as of the Effective Date shall be officers of Regency shall remain as officers of the Surviving Corporation until the Board of Directors of the


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Surviving Corporation shall otherwise determine. The Board of Directors of the
Surviving Corporation may elect or appoint such additional officers as it may determine in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE IV

                            AMENDMENT AND TERMINATION

      4.01. Amendment. To the fullest extent permitted by Delaware law, this Agreement may be amended by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Date, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.


      4.02. Termination. To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Date, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

      IN WITNESS WHEREOF, this Agreement, having first been duly approved by the respective Boards of Directors of each Constituent Corporation, is hereby executed on behalf of each Constituent Corporation by a duly authorized officer thereof, this 16th day of December, 2003.

                                                  REGENCY EQUITIES CORP.

                                                  By:     /s/ Allan Chapman
                                                          ----------------------
                                                  Name:   Allan Chapman
                                                          ----------------------
                                                  Office: President & CEO
                                                          ----------------------


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                                             REGENCY ACQUISITION CORP.

                                             By:     /s/ David Taylor
                                                     ---------------------------
                                             Name:   David Taylor
                                                     ---------------------------
                                             Office: Secretary
                                                     ---------------------------

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